United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

December 13, 2018

Date of Report

[Date of Earliest Event Reported]

NORTHSIGHT CAPITAL, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-53661	26-2727362
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

7580 East Gray Rd., St. 103

Scottsdale, AZ 85260

(Address of Principal Executive Offices)

(480) 385-3893

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 13, 2018, Northsight Capital, Inc. (the “Company”) received $40,000 from a third-party pursuant to a convertible promissory note. The note has a face amount of $42,000 (issued for a purchase price of $40,000) (a $2,000 original issue discount), bears interest at 10% annually and matures on or about December 12, 2019. In addition, the company sold such third party a second convertible promissory note (“Back End Note”), also in the principal amount of $42,000 in exchange for a collateralized promissory note from the borrower in the same principal amount (“Collateralized Note”). The Collateralized Note is due August 11, 2019, unless the Company’s common stock falls below $0.003 per share or fails to meet certain price/volume metrics, in which case the lender may cancel the Collateralized Note, whereupon the Back End Note would also be cancelled. The Back End Note cannot be converted into common stock of the Company unless and until the Collateralized Note has been paid in full.

Repayment of the note is subject to acceleration in the following circumstances:

•in the event of a breach of the Note, including the repayment provisions

•if the Company becomes insolvent or a bankruptcy or similar proceeding for the benefit of our creditors is instituted against the Company

•if a judgment in excess of $50,000 is entered against the company

•if the Company defaults on any other note indebtedness in excess of $50,000

•if the company’s common stock is no longer quoted on the OTC market or trading in the Company’s common stock is suspended

•if the Company’s common stock no longer has a bid price

•if the Company fails to comply with its SEC reporting obligations

In the event of a default under the Note, the interest rate per annum increases to 24%.  If the default relates to a loss of the bid price, the Company is required to pay an amount equal to 120% of the amount due under the Note (principal, interest, penalties, costs, etc.). Further, if the Company fails to meet its SEC reporting obligations after the 6 month anniversary of the Note, then the Holder shall be entitled to use the lowest closing bid price during the delinquency period as a base price for the conversion of the Note.

The Note is convertible into Company common stock, commencing 6 months after the issue date, at a variable conversion price equal to a 39% discount to the market price of the common stock (as defined), provided that if the company’s common stock is subject to ta DTC “chill,” the conversion discount is increased to 49% while said “chill” is in effect.

The Company has agreed to increase its authorized common stock so that it has a sufficient number of shares in reserve with regard to note conversions.  In this connection, the Company agreed to file a Preliminary Information Statement concerning the authorized share increase, no later than January 30, 2019.  If the company fails to comply with this requirement, the conversion discount will be increased to 49%.

The note may be prepaid at any time during the 180 day period following issuance, subject to payment of a variable premium ranging between 25% to 40% for redemptions between 0 and 180 days after the issuance date.  After 180 days, the Note may not be prepaid.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSIGHT CAPITAL, INC.

Date:	December 19, 2018	By:	/s/John P. Venners
John P. Venners
EVP, Operations